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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ocean Energy, Inc.:

We consent to the use of the following reports dated January 24, 2002, with respect to the consolidated balance sheets of Ocean Energy, Inc. and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flow for each of the years in the three-year period ended, incorporated herein by reference. Our report covering the December 31, 2001 consolidated financial statements of the Company refers to a change in the method of accounting for derivative financial instruments effective January 1, 2001.


KPMG LLP

/s/ KPMG LLP

Houston, Texas
October 31, 2002